Exhibit 10.3

EXECUTION VERSION

OPTION AGREEMENT

This Option Agreement (“Agreement”), effective September 14, 2012 (the “Effective Date”), is entered into by and between Lakes Kean Argovitz Resorts – California, LLC (the “Seller”) and Penn National Gaming Inc., or its assignee or nominee (“Buyer”), with Buyer and Seller being referred to herein as the "Parties," and solely for purposes of the covenants set forth in Section 10(a)(i), (ii), (vi), (viii), and (ix), and Section 13 hereof, the term “Seller” shall include the members, owners, successors, and assigns of Lakes Kean Argovitz Resources – California, LLC, including Lakes Entertainment, Inc.

1.           Grant of Option.  In consideration of the mutual promises and covenants set forth in this Agreement and payment of One Hundred Dollars ($100) by Buyer to Seller, the receipt of which is hereby acknowledged, Seller hereby grants to Buyer the exclusive right and option to purchase the Property (as defined herein) (“Option”) upon the terms and conditions set forth in this Agreement.  “Property” as used in this Agreement shall collectively mean the following:

(a)           Approximately 98 acres of land and all appurtenances and hereditaments thereto (“Land”) located adjacent to the Jamul Indian Village reservation in San Diego County, California, and identified more particularly on Exhibit A attached hereto and incorporated by this reference;

(b)           All buildings, structures and improvements now or hereafter erected or situated on the Land or any portion thereof (“Improvements”);

(c)           Any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land or any portion thereof, to the center line thereof, and any strips adjacent to the Land or any portion thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land and Improvements or any portion thereof by reason of any change of grade of any street (“Additional Land”);

(d)           All rights, privileges, grants and easements appurtenant to Seller's interest in the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all permits, approvals, easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (“Additional Rights”); and

(e)           Any other property interests held by Seller in connection with the ownership of the Land, Improvements, Additional Land and Additional Rights.

2.           Option Period:  The option period shall be a period beginning on the Effective Date and continue through midnight of last day before the tenth (10th) anniversary of the Effective Date (the “Option Period”).

3.           Exercise:  If Buyer decides, in its sole discretion, to exercise the Option, Buyer must give written notice thereof to Seller (the “Exercise Notice”), which notice must be received by Seller no later than 5:00 pm on the last day of the Option Period, and upon such exercise, the following shall apply:

(a)           Closing Date.  Conveyance of the Property to Buyer, payment of the Purchase Price (as defined below) to Seller and performance of the Parties' obligations under this Agreement, shall constitute the "Closing."  Buyer and Seller shall consummate the Closing by using Buyer’s title insurance agent for the delivery of the closing documents required hereunder by mail, subject to such escrow arrangements as are reasonably acceptable to Buyer and Seller. The Closing shall be held on any date (such date being the "Closing Date") designated by Buyer upon at least ten (10) days prior written notice, but in no event may Closing occur later than sixty (60) days after the date of the Exercise Notice.

(b)           Buyer's Closing Obligations.  At the Closing, Buyer shall perform the following:

(i)           pay to Seller through the Title Company (as defined below) by wire transfer the balance of the Purchase Price;

(ii)          deliver to Seller such certificates and approvals reasonably requested by Seller to evidence that the purchase of the Property and the performance of Buyer’s obligations under this Agreement have been validly approved and authorized by Buyer, and that the person executing all documents on behalf of Buyer has been authorized by Buyer to execute and deliver such documents;

(iii)         pay or cause to be paid the premium for owner’s title insurance, all costs and fees of the closing agent, if any, all transfer recording fees or “transfer taxes” payable upon recording of the deed from Seller and all other sums required to be paid by Buyer under the terms of this Agreement; and

(iv)         deliver to Seller all documents necessary to effectuate the transaction contemplated hereby, including any documents that are reasonably requested by Seller that are customarily executed by buyers in connection with similar transactions.

(c)           Seller's Closing Obligations.  At the Closing, Seller shall perform the following:

(i)           deliver a duly executed and acknowledged grant deed (the “Grant Deed”) to Buyer, conveying to Buyer fee simple title to the Property together with all improvements, rights, alleys, ways, waters, privileges, easements, rights of way, appurtenances, and advantages benefiting the Property, which title shall be good and marketable and as otherwise set forth in Section 3(e) hereof;

(ii)           complete the reporting requirements and execute the affidavit required by Section 1445(b)(2) of the Internal Revenue Code of 1986 (as amended) (the “Code”) and other applicable laws, as existing and in effect on such Closing Date, and Seller shall be responsible for filing such affidavit as required by the Code;

(iii)          deliver to Buyer all documents necessary to effectuate the transaction contemplated hereby including, without limitation, an affidavit of title as may be reasonably requested by the Title Company (as defined below), and any other documents required to be delivered pursuant to this Agreement, and any other documents that are reasonably requested by Buyer and are customarily executed by sellers in connection with similar transactions; and

(iv)          deliver to Buyer such certificates and approvals reasonably requested by Buyer to evidence that the sale of the Property and the performance of Seller’s obligations under this Agreement have been validly approved and authorized by Seller, and that the person executing all documents on behalf of Seller has been authorized by Seller to execute and deliver such documents.

(d)           Adjustments; Special Assessments.  All costs, including, without limitation, real property taxes, utilities, sewer charges, water charges, insurance, and any and all costs relating to the ownership of the Property shall be borne by Seller until Closing.  Current real estate taxes, sewer charges and water charges shall be apportioned and payable on and as of the date of Closing.  Any amounts due either party as a result of such apportionment shall be paid by the appropriate party at Closing.

(e)           Quality Of Title.

(i)           Condition of Title.  Seller shall convey good and marketable fee simple title to the Property to Buyer, or its designees, at closing by Grant Deed.  Evidence of delivery of marketable fee simple title shall be the issuance of a CLTA Standard Coverage Policy of Title Insurance (1973) (the “Owner’s Policy”), in the full amount of the Purchase Price by First American Title Insurance Company (the “Title Company”), insuring fee simple title to the Property in Buyer, subject only to the exceptions set forth in the report of title issued by the Title Company and reasonably acceptable to Buyer.

(ii)          Title Report.  Buyer shall obtain a title report and binder at Buyer’s expense, together with appropriate endorsements, and will advise Seller in writing within forty-five (45) days from the Effective Date whether title to the Property is acceptable to Buyer.  In the event that title to the Property is not acceptable, Buyer shall so notify Seller in writing (the "Title Notice") of Buyer's specific objection(s) thereto (the "Unacceptable Matters").  Whether or not the same are specifically identified as Unacceptable Matters, Seller shall cause all monetary liens and mortgages recorded against the Property to be removed as a lien against the Property as of the Closing Date.

(iii)         Unacceptable Matters.

(A)           Within ten (10) days following Seller's receipt of the Title Notice, Seller must give Buyer written notice (the "Seller's Title Notice") of which Unacceptable Matters Seller is unwilling to remove (other than those matters Seller is obligated to remove pursuant to Section 3(e)(ii) above).  Items set forth in the title report and not identified as Unacceptable Matters in the Title Notice shall be “Permitted Title Exceptions.”

(B)           In the event that Seller elects, in Seller’s Title Notice, not to remove any particular Unacceptable Matter noted in the Title Notice then, within five (5) days following Buyer's receipt of the Seller's Title Notice, Buyer must elect, at Buyer's option, to (1) accept title to the Property subject to the Unacceptable Matters that Seller has indicated in Seller’s Title Notice that Seller is unwilling to remove, and proceed to Closing without an adjustment of the Purchase Price; or (2) terminate this Agreement.  In the event that Buyer elects to proceed to Closing with any Unacceptable Matters remaining on title, such Unacceptable Matters shall be deemed to be Permitted Title Exceptions. If Buyer terminates this Agreement, neither party shall have any further liability hereunder, except those that specifically survive termination of this Agreement.

(C)           In the event that Seller fails to remove any Unacceptable Matter that Seller is obligated to or has agreed to remove, and such failure is not cured on or before Closing, then Buyer shall have the right to either: (1) terminate this Agreement, in which event, notwithstanding anything to the contrary contained in this Agreement, neither party shall have any further liability hereunder, except those that specifically survive termination of this Agreement; or (2) bring an action for specific performance against Seller; provided, however, if specific performance cannot obtained through no fault of Seller, Buyer must exercise (1) above.

(iv)         Owner’s Affidavit of Title.  At Closing, Seller shall execute and deliver to the Title Company a standard affidavit of title in form and substance reasonably acceptable to Seller and the Title Company.

(v)          Surveys.  Buyer, if Buyer or Buyer’s lender desires or requires, shall obtain and pay the cost of an ALTA/ACSM Land Survey of the Property, certified to Buyer, Seller, Buyer’s lender, if any, and the Title Company.

(f)           Risk of Loss.  The Property is vacant land.  Seller shall bear the risk of loss through the date of Closing.

4.           Purchase Price:  If Buyer elects to exercise this Option pursuant to this Agreement, the purchase price for the Property shall be seven million dollars ($7,000,000.00), which purchase price shall increase at the rate of one percent (1%) of seven million dollars ($7,000,000) per year at each anniversary date of the Effective Date of this Agreement.(the “Purchase Price”).

5.           Rights of Buyer During Option Period:  Buyer will have the right to do all tests, inspections and investigations that Buyer deems necessary, including, but not limited to, a Phase I environmental investigation and, if the Phase I recommends any Phase II investigations, Phase II environmental investigations, in Buyer’s sole discretion, and apply for and pursue all permits and approvals deemed necessary by Buyer for Buyer’s potential ownership, development and use of the Property, so long as such application is not adverse to the interests of Seller.  All tests, inspections and investigations completed by Buyer or Buyer’s agents or contractors shall be completed in a manner so as to not unreasonably interfere with Seller‘s ownership of the Property.  Seller gives Buyer and Buyer’s agents and contractors the right to come onto the Property to do any tests, inspections, surveys or other items so long as they are done in a commercially reasonable manner with minimal disturbance to the Property.  After completing Buyer’s investigations, Buyer will restore the Property to substantially the same condition as existed prior to such investigations to the extent possible.  Buyer will repair any damage to the Property caused by Buyer’s entry onto the Property to complete these tests and investigations. In any case, Buyer shall indemnify and hold Seller harmless for any liability arising out of the performance of the tests or inspections conducted by Buyer or its agents pursuant to this paragraph, to the extent any such liability is not the result of some act or omission of Seller prior to the date Buyer conducts tests or enters the Property.  No actions permitted under this paragraph by Buyer which could have an adverse effect on the value of the Property may be undertaken without the prior written consent of Seller.  During the Option Period, after providing five business days advance written notice to Seller, Buyer will have the right, but not the obligation, to (i) enter and occupy the Property for any purpose, including but not limited to, performing any and all tests, inspections, surveys, investigations and other items that Buyer deems necessary, (ii) apply for and pursue all permits and approvals deemed necessary by Buyer, and (iii)  obtain insurance on the Property, so long as such actions do not adversely affect the interests of Seller.  Prior to such time as Buyer or any of Buyer’s agents enter the Property, Buyer shall (i) obtain (or cause it contractors to obtain) policies of general liability insurance (with an insurance company(ies) reasonably acceptable to Seller) which insure Buyer’s agents with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage (with a broad form contractual liability endorsement covering Buyer’s indemnification obligations hereunder) and name Seller and Seller’s property manager as additional insureds and (ii) provide Seller with certificates of insurance evidencing that Buyer’s agents have obtained the aforementioned policies of insurance.  If Buyer elects to terminate this Agreement, Buyer shall promptly furnish to Seller a copy of any reports or documents furnished to (or prepared by) Buyer in connection with any such inspections, with no representations, warranties or assurances from Buyer in favor of Seller or any other party as to the content, sufficiency or accuracy of the content thereof.  Buyer acknowledges and agrees that, notwithstanding that any investigations performed by Buyer during the Option Period, including any Phase II environmental investigations, tests or sampling, reveal any condition that is unacceptable to Buyer, Buyer shall have no right to a refund of any Option Payments, Buyer’s sole remedy in such event, except in the event of a breach of this Agreement by Seller, being to terminate this Agreement.

6.           Permits and Approvals:  So long as such application is not adverse to the interests of Seller, Seller agrees to cooperate with and support Buyer in the application for and processing of any permits and approvals to subdivide and/or develop the Property which is requested by Buyer and so that Seller can legally convey the Property to Buyer, including, but not limited to, signing consents required by any applicable government and municipal entities.

7.           Broker:  If either Seller or Buyer engages the services of any broker with respect to this transaction, all commissions due such broker will be paid by the party who engaged such broker. Seller agrees to indemnify Buyer and hold Buyer harmless against any liability, loss, cost, damage, claim and expense (including, but not limited to, reasonable attorneys' fees and costs of litigation) which Buyer shall ever incur or be threatened with because of any claim of any broker or agent claiming through Seller, whether or not meritorious, for any such fee or commission. Buyer agrees to indemnify Seller and hold Seller harmless against any liability, loss, cost, damage, claim and expense (including, but not limited to, reasonable attorneys' fees and costs of litigation) which Seller shall ever incur or be threatened with because of any claim of any broker or agent claiming through Buyer, whether or not meritorious, for any such fee or commission.

8.           Assignment:  Buyer may assign its rights under this Agreement to an entity owned or controlled by Penn National Gaming, Inc. without Seller’s consent. In all other instances, during the Option Period, Buyer may assign its rights under this Agreement to any other party with the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall not assign its right under this Agreement without the prior written consent of Buyer, except to an entity wholly owned or controlled by Lakes Entertainment, Inc.

9.           Option Payments. During the Option Period and only while this Agreement is in full force and effect, Buyer shall pay to Seller Option Payments equal to $10,000.00 annually, with the first Option Payment due and payable on the Effective Date and thereafter annually on the anniversary date of the Effective Date until the earlier of (i) the Closing, or (ii) the date Buyer notifies Seller of Buyer’s termination of this Agreement. Buyer shall not be entitled to credit the Option Payments against the Purchase Price.

10.           Seller Obligations and Representations:

(a)           Until the earlier to occur of (1) termination or expiration of this Agreement or (2) completion of Closing under this Agreement, Seller agrees to the following:

(i)           Seller will not directly or indirectly offer or advertise the Property or any part thereof for sale, nor show it to any prospective purchaser;

(ii)          Seller will not, without Buyer’s prior written consent, enter into any contract or assume any obligation that will (A) adversely affect (1) Seller’s ownership of the Property or right to convey the Property to Buyer, or (2) Buyer’s intended use and/or occupancy of the Property or (B) create any lien, easement or encumbrance on the Property;

(iii)         Seller will timely pay in full all taxes and other obligations that create or are a lien on the Property as and when due;

(iv)         Seller will comply with all applicable laws that affect the Property;

(v)          Seller will cooperate with all customary and usual conveyancing requests which facilitate the closing of this transaction without incurring additional cost or liability;

(vi)         Seller, its officers and management personnel but not individual non-managerial employees, will take no actions which directly or indirectly adversely impact the validity or enforceability of this Agreement or the value of the Property;

(vii)        Simultaneous with the execution of this Agreement, Seller provide Buyer with title and environmental reports (including all exhibits thereto), including, but not limited to, all prior Phase I environmental reports prepared by or on behalf of Seller, and all other studies, reports, surveys or other information (environmental or otherwise) within its possession or control pertaining to the Property (the "Reports");

(viii)       Seller shall not for itself, and Seller has not and will not enter into any agreement, arrangement, license or other contract, written or verbal, with any other party to permit such third party to, enter the Property and take any action that would adversely affect the value of or Buyer’s ability to or the cost of developing the Property for Buyer’s intended use; and

(ix)          Seller, its officers and management personnel, will not object to any gaming related applications or other related approvals submitted by Buyer involving the Property or properties adjacent to it (provided that such applications or approvals do not adversely affect Seller’s interest in the Property).

(b)           Seller shall promptly notify Buyer if any of the following occurs from the Effective Date until the earlier to occur of (1) termination or expiration of this Agreement or (2) completion of Closing under this Agreement:

(i)           Seller receives any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(ii)           any actions, suits, claims, investigations or proceedings are commenced or, to the knowledge of Seller, threatened against, relating to, involving, or otherwise affecting Seller or the Property or relates to the consummation of any of the transactions contemplated by this Agreement; and/or

(iii)          Seller becomes aware of any fact, event, transaction or circumstance, as soon as practical after it becomes known to Seller, that (A) adversely affects or could adversely affect the ability of Seller to maintain in full force and effect title to the Property or convey good and marketable fee simple title to the Property to Buyer, or (B) results, or is reasonably likely to result, in a material adverse effect to the Property or that could prevent, materially delay or adversely affect the consummation of the transactions contemplated by this Agreement.

(c)           If, at any time from the Effective Date until the earlier to occur of (1) termination or expiration of this Agreement or (2) completion of Closing under this Agreement, Seller commits a breach of any agreement affecting the Property or violates any applicable laws, rules, regulations, conditions or restrictions, including, without limitation, the payment of any taxes or penalties, (each a “Violation”), Seller agrees (i) to promptly notify Buyer of such Violation, (ii) that Buyer may, in Buyer’s sole discretion, take all such action as Buyer deems necessary to cure such Violation on behalf of Seller and (iii) to promptly reimburse Buyer for all costs and expenses incurred in the event Buyer elects to take any action permitted by the preceding subsection (ii) hereof (or in the event of a breach of this reimbursement obligation, permit Buyer, at its election, to credit the costs against the Purchase Price). Seller shall further notify Buyer of any government notice or communication related to the Property, any new or threatened legal actions related to the Property or any fact or occurrence which could adversely affect the value of the Property.

(d)           As of the Effective Date, at all times during the Option Period and, if the Option is exercised, until and as of the date of Closing under this Agreement, Seller represents and warrants as follows:

(i)           Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii)          Seller has full right, power and authority to enter into this Agreement, and to sell, convey and transfer the Property to Buyer in accordance with the terms of this Agreement and to carry out Seller's obligations hereunder.  Each person executing this Agreement on behalf of Seller represents and warrants that such person is duly authorized to act on behalf of Seller in executing this Agreement, and that this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

(iii)         Seller is not insolvent and has not made, nor anticipates making, a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller's knowledge, suffered the filing of an involuntary petition by Seller's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

(iv)         There are no pending or, to Seller’s knowledge, threatened lawsuits, delinquent taxes or pending or threatened government actions or notices relating to the Property or Seller’s ability to transfer the Property.

(v)          Seller has not granted, nor, to Seller’s knowledge, has any other party granted, to any other party other than Buyer, any unrecorded rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights, or contractually required consents to transfer pertaining to the Property.  Further, Seller represents and warrants that that certain Option Agreement and Escrow Instructions dated November 22, 2011 as between Seller and the Jamul Indian Village has been terminated and that no Memorandum relating to the same has been entered into or filed by the parties thereto.

(vi)         Seller has and will continue through Closing to insure the Property for liability in a commercially reasonable manner.

(vii)        The execution, delivery and performance by Seller of this Agreement and the performance by Seller of the transactions contemplated hereunder, and the conveyance and delivery by Seller to Buyer of possession and title to the Property have each been duly authorized by such persons or authorities as may be required, and on the Closing Date, Seller shall provide Buyer with certified resolutions, or other instruments, in form reasonably satisfactory to Buyer, evidencing such authorization.

(viii)       The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, will not result in any breach of, or constitute any default under, any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound, and will not result in the imposition of any lien or encumbrance against the Property.

(ix)          Seller is not aware of, and has not received any notice from any municipal, county, state or any other governmental agency or body with respect to, any zoning, fire, health, environmental or building violation, or violation of any laws, ordinances, statutes or regulations relating to pollution or environmental standards, which have not heretofore been corrected. To Seller’s knowledge there is no change contemplated in any applicable laws, ordinances or restrictions, or any existing or proposed judicial, administrative or regulatory action (including, without limitation, regarding modifications to the zoning of the Property or the taking by eminent domain of all or a portion of the Property), or any action by adjacent landowners, which would prevent, obstruct or materially increase the cost of the development of the Property by the Buyer.

(x)           To Seller’s knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

(xi)          Seller has no knowledge of any fact or condition which would result in the termination or limitation of the existing pedestrian and/or vehicular access to the Property from any abutting public road.

(xii)         Seller has not (A) entered into any service contracts, utility agreements, maintenance agreements and other contracts or agreements that are currently in effect with respect to the Property, or (ii) executed, delivered or obtained any guarantees, licenses, approvals, certificates, permits, variances and warranties necessary for Seller’s current use and ownership of the Property.

(xiii)        The Property has not and will not be financed or benefit from any form of revenue bonds, including, but not limited to, industrial revenue bonds.

(e)           Survival of Seller’s Representations and Warranties.  The representations and warranties of Seller set forth in this Section shall survive for a period of one (1) year following the Closing (the “Survival Period”).

11.           Recording of Memorandum:  Buyer shall have the right to record a memorandum of this Agreement (the “Memorandum”) against the Property at any time during the Option Period.  If Buyer does not exercise the Option as provided herein by 5:00 pm on the last day of the Option Period, this Agreement shall automatically terminate and be of no further force and effect.  Buyer shall provide to Seller in such event a cancellation of the Memorandum, fully executed and in recordable form.

12.           Termination of Option; Remedies Upon Breach:

(a)           Notwithstanding anything contained in this Agreement to the contrary, Buyer (in its sole and exclusive discretion) may terminate this Agreement at any time during the Option Period by delivering to Seller written notice of such termination, which notice shall be deemed authorization to the escrow agent to record the release to cancel the Memorandum.  In the event of such a termination by Buyer, except in the case where such termination results from a breach by Seller, occurs prior to expiration of the Option Period or as otherwise expressly provided herein, Seller shall be entitled to retain all Option Payments received, if any, as Seller’s sole and exclusive remedy.  In the event of termination by Buyer, only Sections 12, 13 and 14 of this Agreement shall survive.

(b)           If, at any time during the Option Period, eminent domain proceedings shall be threatened or commenced against the Property, or a portion thereof, Buyer thereafter may, in its sole discretion, terminate this Agreement.  Seller agrees that it shall give to Buyer written notice of any such threatened or actual eminent domain proceedings within five (5) days after Seller first becomes aware thereof, and upon the giving of such notice, Buyer shall then have thirty (30) days within which to exercise the rights granted in this Section 12(b).  If Buyer exercises such rights within said thirty (30) day period, this Agreement shall terminate and thereafter both parties shall be released from further liability or obligation hereunder (except those expressed to survive termination of this Agreement), and Seller shall be entitled to retain all Option Payments received, if any, as Seller’s sole and exclusive remedy.  Notwithstanding the foregoing, Sections 12, 13 and 14 of this Agreement shall survive.

(c)           In the event of Buyer's failure to perform its obligations under this Agreement, Seller shall be entitled to the Option Payments paid to date as fixed and liquidated damages, which shall constitute Seller's sole and exclusive remedy at law or in equity for such failure, and Buyer shall have no further liability hereunder.  Seller hereby expressly waives its rights to specific performance and other damages, monetary or otherwise, at law or in equity.

(d)           In the event of a default by Seller of its obligations under this Agreement occurring after Buyer delivers the Exercise Notice, Buyer shall have the right, as its sole remedies, to either (i) terminate this Agreement, in which event all Option Payments shall be returned to Buyer, or (ii) bring an action for specific performance, as Buyer shall elect in its sole and absolute determination.  Notwithstanding the foregoing, if Seller's default consists of either (A) Seller willfully and intentionally refusing to convey title to the Property to Buyer at Closing in accordance with the terms of this Agreement, (B) Seller willfully and intentionally affecting title to the Property in a manner that adversely impacts development of the Property, or (C) Buyer is precluded from obtaining the remedy of specific performance due to the willful or intentional act of Seller (each an "Intentional Default"), and Buyer elects to cancel and terminate this Agreement as provided in this Section 12(d), Buyer shall be entitled to recover any and all damages, any Option Payments made to Seller, and out of pocket costs incurred as a result of such Intentional Default, including reasonable attorney’s fees and costs.

(e)           No failure or default by Buyer or Seller shall result in the termination or limitation of any right granted hereunder or the exercise of any rights or remedies with respect to such failure or default unless and until Buyer or Seller shall have been notified in writing by the other party of such failure and shall have failed to remedy the same within fifteen (15) days after the receipt of such written notice.  If such failure or default cannot reasonably be cured within such fifteen (15) day period, then the curing party shall be entitled to an additional period in which to effect such cure; provided, that the curing party shall (i) commence action to cure the default or failure within the initial fifteen (15) day period referred to above, (ii) diligently pursue completion of the curative action, and (iii) complete such cure, to the other party's reasonable satisfaction within fifteen (15) days after expiration of the initial fifteen (15) day period referred to above.  This Section 12(e) shall not apply to the cure of Unacceptable Matters which is provided for under Section 3(e) hereof.  In addition, this Section 12(e) shall not apply to the obligation to proceed to Closing on the Property in accordance with the terms of this Agreement, the Parties hereto specifically acknowledging that time is of the essence with respect to Closing.

13.           Confidentiality:  Neither party shall:

(a)           disclose to any person or entity (other than the other party and its respective representatives, attorneys, accountants, and agents or those designated in writing by the other party) in any manner, directly or indirectly, any confidential or proprietary information or data relevant to the other party or its business, whether of a technical or commercial nature, obtained pursuant to negotiation or execution of this Agreement or the effectuation of the transactions contemplated by this Agreement; or

(b)           use, or permit  any person or entity (other than the other Party and its respective representatives, attorneys, accountants, and agents or those designated in writing by the other Party) to use, in any manner, directly or indirectly any such information or data, excepting only:

(i)           disclosure or use of such data or information as is at the time generally known or available to the public and which did not become so known or available through any breach of any provision of this section by a Party;

(ii)          disclosures of information on a confidential basis to employees or professional advisors of a Party who need to know such information, in each case to use only to the extent necessary for the benefit of the Party;

(iii)         disclosures of information to the extent required by applicable law, court order, gaming/regulatory practice or legal proceeding (including, without limitation, the rules and regulations of the Securities and Exchange Commission, any state securities commission or any gaming or racing laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the National Association of Securities Dealers, Inc.; and

(iv)         disclosure necessary in connection with recording the Option or the Memorandum.

Buyer and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required by law, a Party shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

14.           Governing Law; Jurisdiction; Miscellaneous:

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.  With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and both Seller and Buyer shall abide by such court’s determination.  In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect and the Parties shall negotiate in good faith to agree upon and implement replacement terms that most closely preserve the economic costs and benefits inherent in the impossible or unenforceable provision(s).  In the event of a dispute under this Agreement, Buyer and Seller agree that the appropriate forum for any such disputes shall be a Federal Court of competent jurisdiction in California.  The court shall award the reasonable attorney’s fees and other costs and expenses related to the dispute to the Party that substantially prevails.

(b)           Except as specifically provided in this Agreement to the contrary, each Party shall be responsible for their own costs and expenses relative to the negotiation and performance of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, except in the event of a breach of Section 12(d) or Section 13 of this Agreement or a violation of law, in no event will either Party be liable for punitive, special or consequential damages.

(c)           Nothing in this Agreement shall be construed as implying or intending any third party beneficiaries to this Agreement.

(d)           Each Party acknowledges that it has had the opportunity to have counsel review this Agreement and that no ambiguities shall be construed against the drafting party.

(e)           Any notices required hereunder shall be in writing, shall be transmitted by certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier, shall be deemed given when received or when receipt is refused, and shall be addressed to the Parties as follows:

(i)           If intended to Seller, to:

Lakes Kean Argovitz Resorts – California, LLC
c/o Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Fax: 952.449-7029
Attention: Timothy J. Cope, President

with copy to:

Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Fax:  952-449-7068
Attention: Damon E. Schramm, VP - General Counsel

(ii)          If intended to Buyer, to:

c/o Penn National Gaming, Inc.
825 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention: Steven Snyder

with copy to:

Carl Sottosanti
Vice President and Deputy General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

(f)           This Agreement may be executed in multiple counterparts each of which shall be considered an original. Any signature page that is faxed or transmitted electronically shall be effective as an original signature page.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

(g)           This Agreement constitutes the entire agreement between the Parties and shall supersede all prior negotiations, understandings and agreements of the Parties relative to the subject matter of this Agreement.

(i)           Nothing contained herein shall create a joint venture or partnership between Buyer and Seller, or an agency principal relationship.

(j)           This Agreement is solely for the benefit of Buyer and Seller (and in the case of any escrow agreement in connection with Closing, to the extent provided therein, the Title Company) and nothing contained in this Agreement shall be deemed to confer upon anyone other than Buyer and Seller (and in the case of any escrow agreement in connection with Closing, to the extent provided therein, the Title Company) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are imposed solely and exclusively for the benefit of each such Party as provided therein and no other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Buyer or Seller will refuse to consummate the transactions contemplated in this Agreement in the absence of strict compliance with any or all thereof and no other person or entity shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Buyer or Seller if, in each Party’s sole discretion, such Party deems it advisable or desirable to do so.

(k)           Time is of the essence with respect to the provisions of this Agreement.

(l)           At the Closing, subject to the specific terms of Section 10 of this Agreement, Buyer will be acquiring the Property in its “AS-IS” condition, with all faults, if any, and without any warranty, express or implied.

(m)           Should any state or federal regulatory authority take any written action to nullify or otherwise disrupt this Agreement, or any other agreement to which Lakes Entertainment, Inc. or its affiliates (“Lakes”) is a party as a result of this Agreement or Lakes’ association with Buyer, or should Lakes determine through its own extensive due diligence that such Agreement or affiliation is likely to jeopardize any state or federal regulatory license or permit Lakes holds or for which it is applying, then the Parties shall immediately meet and negotiate in good faith to agree to such modifications as may be necessary to obtain such regulatory approval hereof while still maintaining the intent and purpose of this Agreement.  If at any time any state or federal regulatory authority shall determine in writing that this Agreement or Lakes’ association with Buyer renders Lakes unsuitable for licensing or any other agreement to which the Lakes or its affiliates is a party, or should Lakes determine through its own extensive due diligence that such Agreement or affiliation is likely to jeopardize any regulatory license or permit Lakes holds or for which it is applying, and the Parties hereto fail or unable to take such remedial action that would satisfy such regulatory authority, then this Agreement shall immediately terminate and become null and void. Seller acknowledges the unique nature of real property and agrees (a) to not rely on this provision in the absence of tangible evidence of a material regulatory concern, (b) to not rely on this provision to evade the intent of this Agreement or to otherwise increase the consideration, and (c) to invoke the termination remedy in this provision only after giving Buyer sufficient time to explore in good faith potential cures.

(n)           The Parties hereto shall not in any way disparage the other party, its affiliates, agents, executives, employees or businesses in connection with the Property or Buyer’s intended use of the Property.

[Signature page to follow]

The undersigned execute this Agreement on the date(s) shown, intending to bind themselves and their respective heirs, personal representatives, executors, successors and assigns.

Dated:	Buyer: PENN NATIONAL GAMING, INC.

9/14/12	By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Title:	VP/Secretary/Treasurer

Dated:	Seller: LAKES KEAN ARGOVITZ RESORTS – CALIFORNIA, LLC

9/14/12	By:	/s/ Damon Schramm
	Name:	Damon Schramm
	Title:	Secretary

As to Sections 10(a)(i), (ii), (vi), (viii) and (ix), and 13:
Dated:
LAKES ENTERTAINMENT, INC.

9/14/12	By:	/s/ Damon Schramm
	Name:	Damon Schramm
	Title:	VP-General Counsel, Secretary